Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-151608
FINAL TERM SHEET
Dated August 10, 2010
KEYCORP
Senior Medium-Term Notes, Series I
$750,000,000
3.750% Senior Notes, due August 13, 2015

Issuer:	KeyCorp

Security Type:	Senior Notes

Settlement Date:	August 13, 2010 (T+3)

Maturity Date:	August 13, 2015

Reference Benchmark:	1.750% due July 31, 2015

Reference Benchmark Yield:	1.527%

Spread to Benchmark:	225 basis points

Price to Investors:	99.878% of principal amount

Coupon:	3.750%

Yield:	3.777%

Interest Payment Dates:	Semi-annually on February 13 and August 13 of each year, commencing on February 13, 2011 to and including the maturity date

Day Count:	30 / 360

Redemption Provisions:	The notes are not subject to redemption or repayment prior to maturity and will not be subject to any sinking fund.

Denomination:	$1,000 and integral multiples of $1,000 thereof

Gross Proceeds:	$749,085,000

Underwriting Discount and Commissions:	0.35%

Price to KeyCorp:	99.528%

Net Proceeds After Underwriting Discount and Commission:	$746,460,000

Joint Book-Running Managers:	J.P. Morgan Securities Inc. (25.33%)
KeyBanc Capital Markets Inc. (25.33%)
Morgan Stanley & Co. Incorporated (25.33%)

Senior Co-Managers:	Deutsche Bank Securities Inc. (4.00%)
Goldman, Sachs & Co. (4.00%)
UBS Securities LLC (4.00%)

Co-Managers:	Bank of America Securities LLC (2.00%)
Barclays Capital Inc. (2.00%)
Citigroup Global Markets Inc. (2.00%)
Credit Suisse Securities (USA) LLC (2.00%)
Keefe, Bruyette & Woods, Inc. (2.00%)
Sandler O’Neill & Partners, L.P. (2.00%)

CUSIP:	49326EEC3

Expected Issue Ratings:	Baa1/BBB+/A-/BBB(high) (Moody’s / S&P / Fitch / DBRS)
The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.
Alternatively, a copy of the prospectus for the offering can be obtained by calling J.P. Morgan Securities Inc. at (212) 834-4533, Morgan Stanley & Co. Incorporated toll-free at (866) 718-1649 or KeyBanc Capital Markets Inc toll-free at (866) 227-6479.
The security ratings above are not a recommendation to buy, sell or hold the securities hereby. The ratings may be subject to revision or withdrawal at any time by Moody’s Investors Service, Standard & Poor’s Ratings Services, Fitch Ratings Ltd and DBRS. Each of the security ratings above should be evaluated independently of any other security rating.